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                                                                 EXHIBIT 10(BB)






                                                               January 22, 1998


Robert W. Wintersteen
Martin Industries, Inc.
301 East Tennessee Street
Florence, AL  35631

                           Re:      Retention and Termination Agreement


Dear Mr. Wintersteen:

         Martin Industries, Inc., a Delaware corporation (the "Company"), considers the establishment and maintenance of a sound and vital senior management team to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that the possibility of a change in control may exist in the future, and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's senior management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company. The Board has also determined that appropriate steps should be taken to encourage senior management's participation, in the event of a proposed change of control, in the successful completion of the change of control transaction while maintaining their focus on business performance and strategy execution.

         In order to induce you to remain in the employ of the Company and in consideration of your agreeing to remain in the employ of the Company subject to the terms and conditions set forth below, this letter agreement sets forth the retention and severance benefits which the Company agrees will be provided to you in the event of a successful completion of a "change in control of the Company" (as defined in Section 2 of this letter agreement) and, additionally, in the event your employment with the Company is terminated subsequent to a change in control of the Company under the circumstances described below.

         1. COMPANY'S RIGHT TO TERMINATE. During the term of this Agreement, you agree that you will not voluntarily leave the employ of the Company except as may be permitted hereunder, and will continue to perform your regular duties as Vice President of Research and Development of the Company. Notwithstanding the foregoing, the Company may terminate your employment at any time, subject to providing the benefits hereinafter specified in accordance with the terms hereof.

         2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below. For purposes of this Agreement, a "change in control of the Company" shall mean, if subsequent to the date of this Agreement:

                  (i) Any Person (as defined below) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended (the "Exchange Act")) of (A) 20% or more, but no greater than 50%, of the outstanding voting capital stock of the Company, unless prior thereto, the Continuing Directors (as defined below) approve the transaction that results in the Person becoming the beneficial owner of 20% or more, but no greater than 50%, of the outstanding voting capital stock

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         of the Company, or (B) more than 50% of the outstanding voting capital stock of the Company, regardless whether the transaction or event by which the foregoing 50% level is exceeded is approved by the Continuing Directors; or

                  (ii) At any time Continuing Directors no longer constitute a majority of the directors of the Company; or

                  (iii) The consummation of (A) a merger or consolidation of the Company, statutory share exchange, or other similar transaction with another corporation, partnership, or other entity or enterprise in which either the Company is not the surviving or continuing corporation (other than such a transaction that is solely for the purpose of changing the domicile of the Company) or shares of common stock of the Company are to be converted into or exchanged for cash, securities other than common stock of the Company, or other property,
         (B) a sale or disposition of all or substantially all of the assets of the Company, or (C) the dissolution of the Company.

         For purposes of this Agreement, "Continuing Directors" means directors who were directors of the Company at the beginning of the 24-month period ending on the date the determination is made (the "Period") or whose election, or nomination for election by the Company's stockholders, was approved by at least a majority of the directors who are in office at the time of the election or nomination and who either (i) were directors at the beginning of the Period, or (ii) were elected, or nominated for election, by at least a majority of the directors who were in office at the time of the election or nomination and were directors at the beginning of the Period.

         For purposes of this Agreement, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act as modified and used in Sections 13(d)(3) and 14(d)(2) thereof; except that a Person shall not include (i) the Company or any subsidiary, (ii) any employee benefit plan maintained by the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary, or
(iii) an underwriter temporarily holding securities pursuant to an offering of such securities.

         3. RETENTION BONUS. If you remain employed by the Company through the completion of a change in control of the Company, the Company shall pay to you on the fifth (5th) day following the completion of the change in control transaction a lump sum amount equal to the product of your annual base salary at the highest rate in effect during the twelve (12) months immediately preceding the date of the completion of the change in control of the Company multiplied by forty percent (40%).


         4. TERMINATION FOLLOWING CHANGE IN CONTROL. If any of the events described in Section 2 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 5 hereof upon the subsequent termination of your employment if such termination occurs within the period beginning on the date that the change of control is completed and ending on the 185th day thereafter (the "Trigger Period") unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason (such termination within such period, as limited by clauses (a) through (c), being sometimes referred to hereinafter as a "Payment Trigger").

                  (i)      Disability; Retirement.

                           (A)      Termination by the Company of your
employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full time basis for 130 consecutive business days, as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given following such absence you shall have returned to the full time performance of your duties.

                           (B)      Termination by the Company or you of your
employment based on "Retirement" shall mean termination in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.
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                  (ii)     Cause. Termination by the Company of your employment
for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Chief Executive Officer of the Company or the Compensation Committee of the Board, which specifically identifies the manner in which such executive or committee believes that you have not substantially performed your duties, or (B) the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.
Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a Notice of Termination (as defined below) from the Chief Executive Officer of the Company or the Compensation Committee of the Board, after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Compensation Committee of the Board (or, if there be no such committee or such committee delivers the Notice of Termination, the Board of Directors), finding that in the good faith opinion of such committee (or the Board) you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this paragraph and specifying the particulars thereof in detail.

                  (iii) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based on:

                           (A)      subsequent to a change in control of the
Company, and without your express written consent, the assignment to you of any duties that are materially inconsistent with your positions, duties, responsibilities and status with the Company immediately prior to a change in control, or any removal of you from or any failure to re-elect you to any of such positions, except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason; or

                           (B)      subsequent to a change in control of the
Company, a reduction by the Company in your base salary as in effect on the date hereof or as the same may be increased from time to time; or

                           (C)      subsequent to a change in control of the
Company, a failure by the Company to continue any bonus plans in which you are presently entitled to participate (the "Bonus Plans") as the same may be modified from time to time but substantially in the forms currently in effect, or a failure by the Company to continue you as a participant in the Bonus Plans on at least the same basis as you presently participate in accordance with the Bonus Plans; or

                           (D)      subsequent to a change in control of the
Company, the failure by the Company to continue in effect any benefit or compensation plan, life insurance plan, health-and-accident plan or disability plan in which you are participating at the time of a change in control of the Company (or plans providing you with substantially similar benefits), the taking of any action by the Company which would materially adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you at the time of the change in control, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy in effect on the date hereof; or

                           (E)      subsequent to a change in control of the
Company, the failure by the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section 7 hereof; or

                           (F)      subsequent to a change in control of the
Company, any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph
(iv) below (and, if applicable, paragraph (ii) above).

                  (iv) Notice of Termination. Any purported termination by the Company pursuant to paragraph (i) or (ii) above or by you pursuant to subparagraph (B) of paragraph (i) or paragraph (iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination"
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shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                  (v) Date of Termination. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period), (B) if your employment is terminated pursuant to paragraph (ii) above, the date specified in the Notice of Termination, and (C) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction entered upon such arbitration award (the time for appeal therefrom having expired and no appeal having been perfected); provided further, however, that if such disputed termination constitutes a Payment Trigger, the Trigger Period shall not run pending resolution of the dispute but shall recommence upon the date that the dispute is finally determined (as set forth in the preceding proviso).

         5. CERTAIN BENEFITS UPON TERMINATION. If, after a change in control of the Company shall have occurred, as defined in Section 2 above, your employment by the Company shall be terminated within the Trigger Period (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

                  (i) the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given plus credit for any vacation earned but not taken and the amount, if any, of any bonus for a past fiscal year which has been earned but not yet been paid to you under the Bonus Plans;

                  (ii) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay severance pay to you on the fifth (5th) day following the Date of Termination a lump sum amount equal to the amount of your annual base salary at the highest rate in effect during the twelve (12) months immediately preceding the Date of Termination;

                  (iii) the Company shall maintain in full force and effect, for your continued benefit until the earlier of (A) one (1) year after the Date of Termination or (B) your commencement of full time employment with a new employer, all life insurance, medical, health and accident, and disability plans, programs or arrangements in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall use reasonable efforts to arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs.

         You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

         6. REDUCTION OF PARACHUTE PAYMENTS. Notwithstanding any provision hereof to the contrary, in the event the total amount of "parachute payments," as hereinafter defined, to be made by the Company to you would not be deductible as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of payments or benefits otherwise to be made or provided hereunder (or, if mutually agreed between you and the Company and consistent with the terms of any other plan, arrangement or agreement, then under such other plan, arrangement or agreement) shall be reduced until no portion of the parachute payments is not deductible as a result of Section 280G of the Code. "Parachute payment" shall mean any payment or benefit which is provided, or to be provided to you, in connection with a change in control of the Company or the termination of your employment (whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement) to the extent that such payment or benefit constitutes a "parachute payment" within the meaning of Section 280G(b)(2) of the Code in the opinion of tax counsel selected by the Company and which does not, in the opinion of such tax counsel, constitute reasonable compensation for personal services to be rendered on or after the date of the change described in paragraph (2)(A)(i) of Section 280G(b)
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of the Code. The value of any non-cash benefit or any deferred payment or benefit included in the parachute payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         7. TERM OF AGREEMENT. This Agreement shall become effective on the date hereof and, subject to the first sentence of the second paragraph of this Section 7, shall continue in effect until the earliest of the following:

                  (i) a Date of Termination in accordance with Section 4 or your death shall have occurred prior to a change in control of the Company;

                  (ii) if a Payment Trigger shall have occurred during the term of this Agreement, the performance by the Company of all its obligations, and the satisfaction by the Company of all its obligations and liabilities, under this Agreement;

                  (iii) the one year anniversary of the date of this Agreement if, as of that one year anniversary, a change in control of the Company shall not have occurred and be continuing; or

                  (iv) in the event, as of the one year anniversary of the date of this Agreement, a change in control of the Company shall have occurred and be continuing, either the expiration of such period thereafter within which a Payment Trigger does not or can not occur or the ensuing occurrence of a Payment Trigger and the performance by the Company of all of its obligations and liabilities under this Agreement.

         Any change in control of the Company during the term of this Agreement that for any reason ceases to constitute a change in control or is not followed by a Payment Trigger shall not effect a termination or lapse of this Agreement. Any transfer of your employment from the Company to a subsidiary, from a subsidiary to the Company, or from one subsidiary to another subsidiary shall not constitute a termination of your employment for purposes of this Agreement.

         8.       SUCCESSORS; BINDING AGREEMENT.

                  (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 7 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

         9. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the President of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
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         10.      MISCELLANEOUS. No provisions of this Agreement may be
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties or obligations you may have under any other written agreement with the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Alabama without regard to principles regarding conflicts of laws.

         11. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         13. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Florence, Alabama in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce and that the agreement to arbitrate is governed by and enforceable under 9 USC ss.ss. 1, et seq.

         If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                            MARTIN INDUSTRIES, INC.



                                              /s/ James D. Wilson
                                    -------------------------------------------
                                                  James D. Wilson
                                                   President and
                                            Chief Executive Officer


AGREED TO THIS 28th  DAY OF
January, 1998.



       /s/ Robert W. Wintersteen
--------------------------------------------
           Robert W. Wintersteen